Exhibit 99.T3E.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

SAN ANTONIO DIVISION

In re: SPECTRUM JUNGLE LABS CORPORATION, et al., Debtors.	) ) ) ) )	Case No. 09-50455 (RBK) Chapter 11 Jointly Administered

NOTICE OF HEARING TO CONSIDER CONFIRMATION OF, AND DEADLINE FOR OBJECTING TO,

DEBTORS’ JOINT PLAN OF REORGANIZATION

TO ALL PERSONS AND ENTITIES WITH CLAIMS AGAINST AND INTERESTS IN ANY OF THE FOLLOWING DEBTORS:

Debtor	Address	Tax I.D.
Aquaria, Inc.	6144 Condor Drive, Moorpark, CA 93021	95-2556867
Aquarium Systems, Inc.	8141 Tyler Blvd., Mentor, OH 44060	34-1820457
DB Online, LLC	500 Ala Moana Boulevard, Suite 7 – 527, Honolulu, HI 96813	20-0895221
Perfecto Manufacturing, Inc.	20975 Creek Road, Noblesville, IN 46060	59-3380419
ROV Holding, Inc.	Delaware Corporate Management, Inc., 1105 N. Market St., Suite 1300, Wilmington, DE 19899	22-2423555
ROVCAL, Inc.	811 N. Kelsey Street, Visalia, CA 93291	52-2068284
Schultz Company	13260 Corporate Exchange Dr., St. Louis, MO 63044	43-0625762
Southern California Foam, Inc.	18-A Journey, Suite 130, Aliso Viejo, CA 92656	95-4236597
Spectrum Brands, Inc.	Six Concourse Parkway, Suite 3300, Atlanta, GA 30328	22-2423556
Spectrum Jungle Labs Corporation	120 Industrial Drive, Cibolo, TX 78108	26-4038384
Spectrum Neptune US Holdco Corporation	Six Concourse Parkway, Suite 3300, Atlanta, GA 30328	20-0971051
Tetra Holding (US), Inc.	3001 Commerce St., Blacksburg, VA 24060	42-1560545
United Industries Corporation	13260 Corporate Exchange Dr., St. Louis, MO 63044	43-1025604
United Pet Group, Inc.	7794 Five Mile Road, Suite 190, Cincinnati, OH 45230	11-2392851

PLEASE TAKE NOTICE THAT:

1. On February 3, 2009, each of the above-named entities (collectively, the “Debtors”) commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the “Bankruptcy Court”).

2. The Debtors have filed their Disclosure Statement with Respect to Joint Plan of Reorganization of Spectrum Jungle Labs Corporation, et al., Debtors (the “Disclosure Statement”) and their Joint Plan of Reorganization of Spectrum Jungle Labs Corporation, et al., Debtors (the “Plan”). On April 15, 2009, the Bankruptcy Court entered an order approving the Disclosure Statement.

3. On April 17, 2009, the Bankruptcy Court entered an order (a) determining dates, forms and procedures applicable to the plan solicitation and noticing process; (b) approving vote tabulation procedures; (c) establishing the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan; and (d) granting other related relief (the “Solicitation Procedures Order”).

4. Copies of the Disclosure Statement, the Plan, and the Solicitation Procedures Order are available (a) at http://www.loganandco.com; (b) on the Bankruptcy Court’s CM/ECF website, https://ecf.txwb.uscourts.gov/; or (c) by mail upon telephonic or written request to Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, Telephone: (973) 509-3190.

5. A hearing to consider confirmation of the Plan will commence on June 15, 2009 at 10:00 a.m. (Central Time), continuing as necessary on June 16, 2009 at 9:30 a.m. (Central Time), June 22, 2009 at 10:00 a.m. (Central Time), June 23, 2009 at 9:30 a.m. (Central Time), and June 24, 2009 at 9:30 a.m. (Central Time), before the Honorable Ronald B. King, Judge of the Bankruptcy Court, Hipolito F. Garcia Federal Building and United States Courthouse, 615 East Houston Street, Courtroom No. 3, Fifth Floor, San Antonio, Texas 78205. The hearing may be adjourned from time to time by announcement in open court.

6. No later than May 29, 2009, at 4:00 p.m. (Central Time), all objections to confirmation of the Plan must be (a) filed with the Clerk of the Bankruptcy Court via the Bankruptcy Court’s electronic filing procedures, and (b) received by (i) D. J. Baker, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Fax: (212) 735-2000, E-mail:

dj.baker@skadden.com; (ii) William B. Kingman, Law Offices of William B. Kingman, P.C., 4040 Broadway, Suite 450, San Antonio, Texas 78209, Fax: (210) 821-1114, E-mail: bkingman@kingmanlaw.com; and (iii) Harry A. Perrin, Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, Fax: (713) 758-2346, E-mail: hperrin@velaw.com. The objections must be in writing, must state the name and address of the objecting party and the nature of the claim or interest of such party, and must state with particularity the basis and nature of any objection to or proposed modification of the Plan, including any suggested language to be added or existing language to be amended or deleted. Objections not timely filed and served in the manner set forth above shall not be considered and shall be deemed overruled.

7. The Plan may be modified, if necessary, prior to, during, or as a result of the confirmation hearing, without further notice.

Dated: April 28, 2009

D. J. Baker (Texas Bar No. 01566500)

Adam S. Ravin

Miriam H. Marton

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: 212-735-3000; Fax: 212-735-2000

Email: dj.baker@skadden.com, adam.ravin@skadden.com,

miriam.marton@skadden.com

William B. Kingman (Texas Bar No. 11476200)

LAW OFFICES OF WILLIAM B. KINGMAN, P.C.

4040 Broadway, Suite 450

San Antonio, Texas 78209

Telephone: 210-829-1199

Email: bkingman@kingmanlaw.com

Harry A. Perrin (Texas Bar No. 15796800)

D. Bobbitt Noel, Jr. (Texas Bar No. 15056500)

VINSON & ELKINS LLP

First City Tower, 1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: 713-758-2222; Fax: 713-615-5016

Email: hperrin@velaw.com, bnoel@velaw.com

Counsel for Debtors and Debtors in Possession